Exhibit 12.1



                SCHEDULE OF COMPUTATION OF DEBT-TO-EQUITY RATIO
                            (Dollars in Thousands)




                                                      July 31,
                                             -------------------------
                                                2002           2001
                                             ----------     ----------

          Total debt                         $1,123,874     $1,025,083

          Stockholders' equity               $  248,569     $  206,411

          Debt-to-equity ratio                      4.5            5.0
                                                    ===            ===


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